UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 3, 2013

SCIENTIFIC GAMES CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	81-0422894
(State of incorporation)	(IRS Employer
Identification No.)

0-13063

(Commission File Number)

750 Lexington Avenue, New York, New York 10022

(Address of registrant’s principal executive office)

(212) 754-2233

(Registrant’s telephone number)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CPR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 - Corporate Governance and Management

Item 5.02.                                        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 3, 2013, A. Lorne Weil notified Scientific Games Corporation (the “Company”) of his resignation as a member of the board of directors of the Company (the “Board”).

On December 5, 2013, the Company entered into an employment agreement with David L. Kennedy in connection with his previously announced appointment as President and Chief Executive Officer of the Company on November 18, 2013.  The term of Mr. Kennedy’s employment agreement will extend through December 31, 2015, subject to earlier expiration on December 31, 2014 at the election of the Company and automatic extension for an additional year at the end of the term and each anniversary thereof unless timely notice of non-renewal is given.

Under the agreement, Mr. Kennedy will receive an annual base salary of $1.5 million (pro-rated for any partial year).  Beginning in 2014, Mr. Kennedy will have the opportunity to earn up to 100% of his base salary as incentive compensation (“target bonus”) upon achievement of target level performance goals for a given year and the opportunity to earn up to 200% of his base salary upon achievement of maximum performance goals for a given year.  In addition, beginning in 2014, Mr. Kennedy will be entitled to receive annual equity awards in the discretion of the Compensation Committee of the Board in accordance with the Company’s plans and programs for senior executives of the Company.

Mr. Kennedy will receive a sign-on equity award of 150,000 restricted stock units with a four-year vesting schedule (one-fourth vesting on each of the first four anniversaries of Mr. Kennedy’s appointment as President and Chief Executive Officer).

If Mr. Kennedy’s employment is terminated by the Company without “cause” or by Mr. Kennedy for “good reason” (as such terms are defined in the agreement), then he would be entitled to receive: (i) a pro rata portion of the bonus (if any) for the year of termination that would have been payable to Mr. Kennedy had he remained employed during the entire year; (ii) an amount equal to two (2) times the sum of his base salary and “severance bonus amount” (i.e., an amount equal to the highest annual incentive compensation (if any) paid to Mr. Kennedy in respect of the two (2) most recent fiscal years but not more than his target bonus for the year of termination); (iii) full vesting of his equity awards; and (iv) reimbursement of monthly COBRA premiums for 12 months if Mr. Kennedy elects to continue medical coverage under the Company’s group health plan in accordance with COBRA.  If Mr. Kennedy’s employment is terminated by the Company without “cause” or by Mr. Kennedy for “good reason” upon, or within one (1) year after, a “change in control” (as such term in defined in the agreement), then he would be entitled to receive the payments and benefits described in the preceding sentence, except that the multiplier in clause (ii) of the preceding sentence would be three (3) instead of two (2).

In the event of Mr. Kennedy’s death, his beneficiary or estate would be entitled to receive any benefits that may be payable under any life insurance benefit of Mr. Kennedy for which the Company pays premiums and full vesting of his equity awards.  In the event Mr. Kennedy is terminated due to his “total disability” (as such term is defined in the agreement), he would be entitled to receive an amount equal to his base salary (less any disability payments provided to him under the Company’s disability plans) and full vesting of his equity awards.

In the event the term of the agreement expires at the election of the Company, Mr. Kennedy would be entitled to the bonus (if any) payable to him in respect of the year in which such term expires and full vesting of his sign-on equity award.

Mr. Kennedy’s employment agreement also contains, among other things, covenants imposing on him certain obligations with respect to confidentiality and proprietary information, and restricting his ability to engage in certain activities in competition with the Company during his employment and for a period of 24 months after termination.

Section 8 — Other Events

Item 8.01.                Other Events.

On December 5, 2013, the Board approved an extension of the Company’s existing stock repurchase program to December 31, 2014.  The program, originally announced in May 2010, was due to expire on December 31, 2013.  Under the program, the Company is authorized to repurchase, from time to time through open market purchases or otherwise, shares of its outstanding common stock in an aggregate amount up to $200 million. As of December 5, 2013, the Company had approximately $105.2 million available for potential repurchases under the program.  Any repurchases would be funded by cash flows from operations, borrowings, or a combination thereof.  A pricing committee of the Board of Directors will determine the share price of any repurchases, and the timing and amount of any repurchases will be determined by the Company’s management based on its evaluation of market conditions and other factors.  The program may be suspended or discontinued at any time.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SCIENTIFIC GAMES CORPORATION

Date: December 6, 2013	By:	/s/ Jack B. Sarno
		Name:	Jack B. Sarno
		Title:	Vice President – Worldwide Legal Affairs and Corporate Secretary